CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-27867 and 33-56671) of Diversified Corporate Resources, Inc. and Subsidiaries of our reports dated March 30, 2001 relating to the consolidated financial statements and financial statement schedule, which appears in the Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 28, 2003